Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

                THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") is made as of August 23, 2001 between DOT HILL SYSTEMS CORP., a [Delaware] corporation (the "Company"), and Preston Romm ("Employee").

                WHEREAS, in order to provide an incentive for Employee to participate actively in the affairs and maximize the value of the Company, the Company is willing to provide Employee with certain benefits on the terms and conditions set forth below.

                NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company (each, a "Party," and collectively, the "Parties") agree as follows:

1.             BENEFITS IN THE EVENT OF A CHANGE OF CONTROL.

                (a)           If a Change of Control (defined below) occurs then, without further action by Employee or the Company, Employee shall be entitled to the benefits set forth below:

                                (i) As of immediately prior to such Change of Control, the vesting applicable to all options to purchase shares of the Company's capital stock ("Options") and all shares of the Company's capital stock which are subject to the Company's right to repurchase such shares ("Restricted Stock") held by Employee as of the effective date of such Change of Control shall be accelerated in full such that Employee shall have the right to exercise in accordance with the terms thereof all or any portion of such Options (notwithstanding any vesting schedule set forth in such Options) and any such Company repurchase rights with respect to such Restricted Stock shall lapse in full; and

                                (ii) Employee shall be entitled to a lump sum cash payment in an amount equal to one hundred twenty-five percent (125%) of Employee's annual base salary in effect as of the date of such Change of Control (the "Lump Sum Payment"), subject to applicable withholdings as required by applicable law, payable on the Effective Date specified in a Release delivered by Employee to the Company following such Change of Control in the form attached hereto as Exhibit A.

2.             DEFINITION.  For purposes of this Agreement, "Change of Control" shall mean: (1) a dissolution or liquidation of the Company; (2) any sale or transfer of all or substantially all of the assets of the Company; (3) any merger, consolidation or similar transaction in which the holders of the Company's outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity; or (4) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in a single transaction or series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company, excluding in any case shares of capital stock of the Company purchased from the Company in a transaction the principal purpose of which is to raise capital for the Company.

3.             GOLDEN PARACHUTE TAXES.  In the event that any payment or distribution by the Company, or the grant of any benefit by the Company, to or for the benefit of Employee (whether paid or payable, distributed or distributable or granted or to be granted pursuant to the terms of this Agreement or otherwise) (collectively, "Benefits") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the "Code") and/or would cause Employee to be liable for an excise tax pursuant to Section 4999 of the Code, then the Benefits paid, distributed or granted to Employee under this Agreement shall equal (i) the full amount of such Benefits or (ii) the Reduced Amount (as defined below), whichever of the foregoing amounts is determined by the Company to result, on an after-tax basis, in the receipt by Employee of the greatest amount of such Benefits, notwithstanding that all or some portion of the Benefits may be taxable under Section 4999 of the Code. In making its determination pursuant to the preceding sentence, the Company shall take into account all applicable Federal, state, and local employment and income taxes, as well as the excise tax imposed by Section 4999 of the Code. For purposes of this Section 4, the "Reduced Amount" shall be the maximum amount payable to Employee that would result in no portion of the Benefits being (i) nondeductible by the Company under Section 280G of the Code or (ii) subject to an excise tax liability under Section 4999 of the Code. Notwithstanding the foregoing and any other provision contained herein, in the event (as a result of Benefits to be received under this Agreement or any other plan or arrangement between the Employee and the Company) of any required reduction, as a result of Section 4999 of the Code, of Benefits to be received by Employee, reduction shall be made from such other plan or arrangement prior to any reduction relating to Benefits to be received by Employee under this Agreement.

4.             GENERAL PROVISIONS.

                (a)           This Agreement shall be governed by the laws of the State of California (without regard to principles of conflict of laws).

                (b)           Any notice, demand or request required or permitted to be given by either the Company or Employee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at such addresses as have been previously furnished by the Parties or such other address as a Party may request by notifying the other in writing.

                (c)           The rights and obligations of Employee under this Agreement may not be transferred or assigned without the prior written consent of the Company.

                (d)           This Agreement is meant to supplement the terms of stock option agreement(s) or other agreement(s) pursuant to which Employee acquired the Options, as well as any written employment agreement between the Company and Employee. To the extent that the terms and conditions of this Agreement are inconsistent with those found in such stock option agreement(s) or other agreement(s) (employment or otherwise), the terms and conditions of this Agreement shall be controlling.

                (e)           Any Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party's right to assert all other legal remedies available to it under the circumstances.

                (f)            Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

                (g)           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

                (h)           This Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and Employee.

                (i)            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

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                IN WITNESS WHEREOF, the undersigned have set their hand as of the date first above written.

EMPLOYEE	DOT HILL SYSTEMS CORP.

/s/Preston Romm	/s/James L. Lambert
Preston Romm	By: James L. Lambert
President and Chief Executive Officer

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

                In consideration of the payments and other benefits set forth in the Change of Control Agreement dated August 23, 2001, between Dot Hill Systems Corp. (the "Company") and Preston Romm ("Employee"), to which this form is attached, Employee hereby furnishes the Company with the following release and waiver.

                Employee hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Employee's employment termination date with respect to any claims relating to Employee's employment and the termination of Employee's employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Federal Americans with Disabilities Act ("AD") or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

                Employee also acknowledges that Employee has read and understood Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims Employee may have against the Company.

                Employee acknowledges that, among other rights, Employee is waiving and releasing any rights Employee may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of the Company.  Employee further acknowledges that Employee has been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this release and waiver is executed; (b) Employee has the right to consult with an attorney prior to executing this release and waiver (although Employee may choose voluntarily not to do so); and (c) if on the date of execution of this release and waiver Employee is age 40 or older, then (I) Employee has twenty-one (21) days from the date Employee receives this release and waiver, in which to consider this release and waiver (although Employee may choose voluntarily to execute this release and waiver earlier); and (II) Employee has seven (7) days following the execution of this release and waiver to revoke Employee's consent to this release and waiver. This release and waiver shall be effective as of the date of execution hereof; provided that if on the date of execution of this release and waiver Employee is age 40 or older, then this release and waiver shall not be effective until the foregoing seven (7) day revocation period has expired. The date as of which this release and waiver is effective as aforesaid shall be deemed the "Effective Date" hereof.

Date:	By:
Preston Romm